Morgan Stanley Institutional Fund, Inc. - Global
Discovery Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Castlight Health Inc.
Purchase/Trade Date:	 3/14/2014
Offering Price of Shares: $16.000
Total Amount of Offering: 11,100,000
Amount Purchased by Fund: 3,000
Percentage of Offering Purchased by Fund: 0.027
Percentage of Fund's Total Assets: 0.43
Brokers: Goldman, Sachs & Co., Morgan Stanley, Stifel,
Allen & Company LLC, Raymond James, Canaccord
Genuity
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.